Exhibit 10.42

SECURITY AGREEMENT SUPPLEMENT

March 26, 2007

Deutsche Bank AG New York Branch, as the Collateral Agent for
the Secured Parties referred to in the
Credit Agreement referred to below

60 Wall Street, MS – NYC 60-0208

New York, New York  10005
Attn: Marguerite Sutton

Reference is made to (i) the Junior Lien Term Loan Agreement dated as of March 15, 2007 (as amended, restated, supplemented, waived or otherwise modified, refinanced or replaced from time to time, the “Loan Agreement”), among Building Materials Corporation of America, a Delaware corporation, and certain of its Subsidiaries, as the Borrowers, the Lenders party thereto, Deutsche Bank AG New York Branch (“DBNY”), as administrative agent for the Lenders, and (ii) the Amended and Restated Security Agreement dated March 15, 2007 (as amended, restated, supplemented, waived or otherwise modified, refinanced or replaced from time to time, the “Security Agreement”) made by the Grantors from time to time party thereto in favor of DBNY (together with any successor collateral agent appointed pursuant to the Collateral Agency Agreement, the “Collateral Agent”) for the Secured Parties. Terms defined in the Credit Agreement or the Security Agreement and not otherwise defined herein are used herein as defined in the Loan Agreement or the Security Agreement.

SECTION 1.  Grant of Security. Each of the undersigned (each an “Additional Grantor”) hereby grants to the Collateral Agent, for the ratable benefit of the Secured Parties, a security interest in all of its right, title and interest in and to the Collateral owned by such Additional Grantor.

SECTION 2.  Security for Obligations. The grant of a security interest in, the Collateral by each Additional Grantor under this Security Agreement Supplement secures the payment of all Secured Obligations of such Additional Grantor now or hereafter existing under or in respect of the Loan Documents, whether direct or indirect, absolute or contingent, and whether for principal, reimbursement obligations, interest, premiums, penalties, fees, indemnifications, contract causes of action, costs, expenses or otherwise. Without limiting the generality of the foregoing, this Security Agreement Supplement and the Security Agreement secures the payment of all amounts that constitute part of the Secured Obligations and that would be owed by such Additional Grantor to any Secured Party under the Loan Documents but for the fact that such Secured Obligations are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving a Loan Party.

SECTION 3.  Representations and Warranties. Each Additional Grantor’s exact legal name, location, chief executive office, type of organization, jurisdiction of organization and organizational identification number is set forth in Schedule I hereto.

SECTION 4.   Covenants.   Within 30 days after the date hereof (or as otherwise agreed by the Collateral Agent) (i), each Additional Grantor shall provide to the Collateral Agent the following, as of such date:

(A)  A schedule setting forth the Equity Interests of such Additional Grantor and the Initial Pledged Debt of such Additional Grantor.

(B)  A schedule setting forth the Intellectual Property of such Additional Grantor, if any.

(C)  A schedule setting forth all deposit accounts of such Additional Grantor.

(D)  A schedule setting forth all of the commercial tort claims of such Additional Grantor.

(E)  A schedule setting forth all of the Equipment and Inventory of such Additional Grantor.

(F)  A schedule setting forth any letter of credit for which such Additional Grantor is a beneficiary or assignee.

(ii)  Each Additional Grantor shall make each other representation and warranty set forth in Section 6 of the Security Agreement with respect to itself and the Collateral granted by it.

SECTION 5.  Obligations Under the Security Agreement. Except as otherwise set forth herein, each Additional Grantor hereby agrees, as of the date first above written, to be bound as a Grantor by all of the terms and provisions of the Security Agreement to the same extent as each of the other Grantors. Each Grantor further agrees, as of the date first above written, that each reference in the Security Agreement to an “Additional Grantor” or a “Grantor” shall also mean and be a reference to such Additional Grantor, that each reference to the “Collateral” or any part thereof shall also mean and be a reference to such Additional Grantor’s Collateral or part thereof, as the case may be, and that each reference in the Security Agreement to a Schedule shall also mean and be a reference to the schedules attached hereto.

SECTION 6.  Governing Law. This Security Agreement Supplement shall be governed by, and construed in accordance with, the laws of the State of New York.

Very truly yours,

Elkcorp
Elk Premium Building Products, Inc.
Elk Corporation of America
Elk Corporation of Alabama
Elk Corporation of Texas
Elk Corporation of Arkansas
Elk Performance Nonwoven Fabrics, Inc.
Elk Composite Building Products, Inc.
RGM Products, Inc.
Ridgemate Manufacturing Co. Inc.
Elk Slate Products, Inc.
Elk VersaShield Building Solutions, Inc.
Elk Technology Group, Inc.
Chromium Corporation
Elk Technologies, Inc.
Midland Path Forward, Inc.
Lufkin Path Forward, Inc.
Elk Group, Inc.
Elk Group, L.P.
NELPA, Inc.

By	/s/ John F. Rebele/
Title:	Senior Vice President, Cheif Financial Officer and Cheif Administrative Officer

Address for notices:
1361 Alps Road
Wayne, NJ 07470

Copy to:
Ronald Daitz
Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153-0019

Acknowledged and Accepted by:

Deutsche Bank AG New York Branch, as Collateral
Agent

By:	/Marguerite Sutton/
Name: Marguerite Sutton
Title: Director

By:	/Enrique Landaeta/
Name: Enrique Landaeta
Title: Vice President